Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:

Gary Grossman, Edelman PR
pr@digimarc.com

503-471-6868

Digimarc Expands its Board of Directors with Two Accomplished Consumer Products Industry Executives

Company names former Nike and Procter & Gamble Executives to its Board of Directors

BEAVERTON, Ore. – Oct. 11, 2016 – Digimarc Corporation (NASDAQ: DMRC) today announced that Gary DeStefano, former Nike Inc. President of Global Operations, and Andy Walter, former Vice President, Global Commercial Services of The Procter & Gamble Company (P&G), have been appointed to the company’s Board of Directors.

These appointments follow the election of retail veteran Richard King to the Board in May 2015. Mr. King had previously been President and Chief Operating Officer of Albertsons Inc. Together, they strengthen the Board’s advisory and oversight capabilities as the company is expanding its involvement with retailers and consumer products manufacturers and beginning development of foreign markets.

“Gary and Andy are very accomplished executives who bring impressive industry experience in business management, technology deployment and global operations to Digimarc as the company continues to develop the market for its Intuitive Computing Platform and transformational Digimarc Barcode,” said Bruce Davis, chief executive officer, Digimarc. ”We are shaping our Board to help management refine its strategy and make good judgments in allocating resources to expedite market development and maximize the return on our investments.”

Mr. DeStefano brings more than 25 years of experience from leadership roles at Nike Inc., culminating in his appointment as Nike’s President of Global Operations, where he served for seven years. He was instrumental in delivering record growth and overseeing all business related activities across 190 countries worldwide with responsibility for approximately 80 percent of the profit and loss (P&L) for Nike Inc. Throughout his Nike career, Mr. DeStefano led several transformational initiatives, including the revival of Nike’s premium high-end segment, reorganization of the Asia Pacific business during the 1996 Far East economic crisis, and standardization of Nike’s global order entry and sales force automation system.

“I am honored to join the Digimarc Board of Directors. Throughout my interaction with CEO Bruce Davis, members of the Board of Directors and the senior management team, I have been impressed with the collaborative corporate culture, the innovative product portfolio and compelling vision for long term growth,” said Gary DeStefano. “I look forward to joining and contributing to such a dynamic organization.”

Mr. Walter has more than 25 years of operations, information technology and shared services experience, including his long tenure at P&G, where he most recently led their Global Business Services and IT Global Commercial Services and Delivery organization, with more than 1,500 IT and multifunctional professionals and more than 5,000 partner resources. Mr. Walter also served on the GS1 US Board of Governors including as Chair for their technology committee. He has deep expertise in integration of emerging and core commercial technologies, supply chain management, sales and marketing, and consumer and business analytics.

“I am thrilled to join the Digimarc Board of Directors. The impact that Digimarc technology and capabilities can make for consumers, retailers, and brand manufacturers is impressive and at an inflection point,” said Andy Walter. “I look forward to working with the talented and passionate Digimarc leadership team."

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is the inventor of Digimarc Discover® software and the imperceptible Digimarc Barcode for automatically identifying and interacting with virtually any media. Digimarc Discover software enables industrial scanners, smartphones, tablets and other computer interfaces to reliably, efficiently and economically identify traditional barcoded items, along with many other media objects. Digimarc Barcodes are imperceptible to people and do all that visible barcodes do, but perform better. They can be applied to virtually all forms of media. These remarkable capabilities have allowed Digimarc and its business partners to supply a wide range of patented consumer engagement, media management and security solutions across multiple consumer and government industry sectors. Digimarc owns an extensive intellectual property portfolio, with patents in digital watermarking, content identification and management, media object discovery, and intuitive computing more generally. For more information and the latest news, please visit www.digimarc.com and follow on Twitter at @Digimarc.

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